ADDENDUM AGREEMENT

This Addendum Agreement to the “SECONDARY STORAGE AGREEMENT” entered into between Safti-Cell, Inc., it’s successors or assigns, and Cryo-Cell International, Inc., on October 1, 2001, is meant to clarify said “SECONDARY STORAGE AGREEMENT” as follows:

A.	Delivery of Cells. Delivery of cryopreserved umbilical cord stem cells or adult stem cells from CCEL to SCI will be arranged for, and paid for, by CCEL.

B.	Ownership of Cells. Each unit of cryopreserved cells constitutes property owned by a client of CCEL. SCI shall not obtain any rights or interest in such cells except the right to store and to be paid for the storage of such cells.

C.	Insurance Coverage. Within 120 days from the date of this addendum agreement SCI will apply for, obtain, and provide CCEL with evidence of insurance coverage for its facilities and operations with limits not less than three million dollars. In the interim period, SCI shall self-insure the risks, which will later be covered by an insurance carrier. CCEL shall be named an additional insured under such coverage and payments under such coverage shall be payable to SCI and CCEL as their interest may appear.

D.	Indemnification.

1.	SCI shall indemnify CCEL, its officers, directors, employees or agents and hold them harmless from all claims, demands, damages, injuries and judgments for loss, damage or injuries which are due to the gross negligence, misfeasance or malfeasance of SCI. No indemnification shall be due from SCI for loss, damage or injuries occasioned in whole or in part by the negligence, misfeasance or malfeasance of CCEL, its employees, representatives or agents or for loss, damage, or injuries due in whole or in part to circumstances of Force Majesture or Force Majeure.

2.	CCEL shall indemnify SCI, its officers, directors, employees or agents and hold them harmless from all claims, demands, damages, injuries and judgments for loss, damage or injuries which are due to the gross negligence, misfeasance or malfeasance of CCEL. No indemnification shall be due from CCEL for loss, damage or injuries occasioned in whole or in part by the negligence, misfeasance or malfeasance of SCI, its employees, representatives or agents or for loss, damage, or injuries due in whole or in part to circumstances of Force Majesture or Force Majeure.

E.	No Agency Ownership or Joint Venture. Neither the execution of the “SECONDARY STORAGE AGREEMENT” nor the performance of any act pursuant to this agreement shall be deemed or construed to have the effect of creating between SCI and CCEL the relationship of principal or agent or of partnership or Joint Venture and the relationship between them shall be that of SCI performing services for CCEL as an independent contractor pursuant to agreements between the parties.

F.	Annual or Semi-Annual Reviews. CCEL shall have the right, upon reasonable notice to SCI, to perform annual or semi-annual reviews of SCI operations.

G.	Dispute Resolution. If SCI and CCEL fail to settle within 30 days any dispute or controversy arising out of or related to the “SECONDARY STORAGE AGREEMENT” or this agreement or other written agreements between the parties, the parties may agree to submit such dispute or controversy to arbitration under the then existing rules of the American Arbitration Association. In such case, each party shall select an arbitrator and the two arbitrators selected shall pick a third arbitrator to constitute the arbitration panel to hear the controversy or dispute. The decision of the majority of the arbitration panel shall be binding on the parties. The arbitration shall take place in a location that is mutually agreeable to the parties. The arbitrator’s decision shall be binding upon the parties only with respect to the issue presented to the panel. All other remedies at law or in equity are reserved to the parties on issues or disputes that are not submitted to arbitration by mutual agreement. Both parties shall share costs and expenses of matters submitted to arbitration.

H.	Storage Charges.

1.	The storage charges will be paid annually on the month initially stored, with payment in full for the entire 12 months commencing in the month initially stored and due within 10 days thereafter.

2.	If CCEL or its business affiliates increase the price for storage of umbilical cord stem cells or adult stem cells, SCI storage prices shall automatically increase on a pro-rate basis.

I.	Late Charges. CCEL agrees to pay a late charge of 5% of any payments due SCI, which payments are made more than 10 days after the due date thereof.

J.	Compliance With Laws and Standard Operating Procedures. SCI will comply with all applicable laws and regulations that apply to its facilities and operations and shall conduct its operations in conformance to mutually agreed upon Standard Operating Procedures that are commonly accepted in the industry.

K.	Additional Facilities. The terms of the “SECONDARY STORAGE AGREEMENT” and this Addendum thereto will apply to any other storage facility of SCI in which vials of clients of CCEL or subsidiaries or affiliates of CCEL are stored, and to any other processing and storage facilities of CCEL, it subsidiaries or affiliates.

L.	Defaults. The following events shall constitute defaults by either party to these agreements and shall constitute due cause foe the non-defaulting party to elect to cancel these agreements.

1.	The appointment of a receiver to take possession of all or substantially all of the assets of either company;

2.	A general assignment by either company for the benefit of creditors;

3.	An action taken or suffered by either company, voluntarily or involuntarily under any insolvency or bankruptcy or reorganization act or law.

M.	Right of First Refusal. SCI shall not transfer ownership of SCI to any person or entity unless and until CCEL shall be given the right, by written notice, of first refusal to substitute itself for any transferee upon the same terms and conditions as set forth in any proposed agreement for transfer. A “transfer” of ownership to a different form of business form of business ownership involving the same owners of SCI shall not be a “transfer” or ownership within the meaning of this section.

1.	No “transfer” shall take place within the meaning of this section unless and until CCEL shall have been given a period of 60 days in which to advise SCI by written notice of its election to substitute itself as transferee of SCI or its election to decline to substitute itself as a transferee of SCI.

N.	Severability. If any of the provisions of these agreements, or the application thereof, are held to be invalid, the validity of the remainder of the agreements, or the application therefore, shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement affective as of the last date of execution.

Safti-Cell, Inc., its Successors or Assigns

By:	/s/ Charles D. Nyberg Charles D. Nyberg

Title:	President

Date:	November 2002

Cryo-Cell International, Inc.

By:	/s/ John V. Hargiss John V. Hargiss

Title:	President

Date:	November 6, 2002